Exhibit a(4)



                               WEISS TREASURY FUND

                           Redesignation of Series and
                    Establishment and Designation of Classes
                        of Shares of Beneficial Interest,
                            $.01 Par Value Per Share,
                                       and
                              Change of Trust Name

         I, John N. Breazeale, being a duly elected, qualified and acting Trustee of Weiss Treasury Fund (the "Trust"), a business trust formed under the laws of the Commonwealth of Massachusetts pursuant to a Declaration of Trust dated August 10, 1995 (the "Declaration of Trust"), DO HEREBY CERTIFY that, by written consent, the Trustees of the Trust (the "Trustees"), acting pursuant to
Article IV, Section 1 of the Trust's By-Laws, duly approved, adopted and consented to the following resolutions as actions of the Trustees of the Trust:

         RESOLVED, that "Weiss Treasury Bond Fund" be, and it hereby is, redesignated as "Weiss Millennium Opportunity Fund," with the Fund being subject to all provisions of the Declaration of Trust relating to shares of the Trust generally, and having the following special and relative rights;

         FURTHER RESOLVED, that, pursuant to Section 5.13 of the Declaration of Trust, the shares of beneficial interest of the Fund are hereby divided into two classes, $.01 par value per share, to be designated as follows: (i) "Class A" and (ii) "Class S."

         FURTHER RESOLVED, that the number of authorized shares of each class of the Fund shall be unlimited. The Fund and each of its classes of shares shall be subject to all provisions of the Declaration of Trust relating to shares of the Trust generally, and shall have the following special and relative rights:

1. The Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time ("Registration
     Statement"). Each share of beneficial interest, $.01 par value per share, of the Fund shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Fund. The proceeds of sales of shares of the Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law. Each share of the Fund shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund. Upon redemption of a shareholder's shares, or indemnification for liabilities incurred by reason of a shareholder being or having been a shareholder of the Fund, such shareholder shall be paid solely out of the property of the Fund.

2. Shareholders of the Fund shall vote separately as a Series on any matter to the extent required by applicable federal or state law. Shareholders of each class of the Fund shall have (i) exclusive voting rights with respect to matters on which the holders of each such class shall be entitled to exclusive voting rights under applicable federal or state law, and (ii) no voting rights with respect to matters on which the holders of another class of shares of the Fund (or class thereof) shall be entitled to exclusive voting rights under applicable federal or state law.

3. The assets and liabilities of the Trust existing as of the end of the day immediately preceding the date on which the Registration Statement for the Fund becomes effective shall be allocated among the Series other than the Fund in accordance with Article V of the Declaration of Trust, and thereafter the assets and liabilities of the Trust shall be allocated among all Series thereof in accordance with Article V of the Declaration of Trust, except as provided below:

(a) Costs incurred by the Trust on behalf of the Fund in connection with the organization, registration and public offering of shares of the Fund shall be allocated to the Fund and shall be amortized by the Fund in accordance with applicable law and generally accepted accounting principles.

                  (b)      The  Trustees  may  from  time to time in  particular
                           cases  make   specific   allocations   of  assets  or
                           liabilities among the Series.

4. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses, or to change the designation of any Series (or class thereof) now or hereafter created, or to otherwise change the special and relative rights of any such Series (or class), provided that such change shall not adversely affect the rights of shareholders of that Series (or class).

5. The dividends and distributions with respect to each class of shares shall be in such amount as may be declared from time to time by the Trust's Board of Trustees in accordance with the Declaration of Trust and applicable law.

         FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to file an amendment to the Trust's Declaration of Trust, as amended, with the Secretary of the Commonwealth of Massachusetts, to change the name of the Trust from "Weiss Treasury Fund" to "The Weiss Fund", so that Sections 1.1 and 1.2(p) of Article I indicated below read in their entirety as follows:

Section 1.1. Name. The name of the Trust created hereby is "The Weiss Fund."

Section 1.2. (p)  The "Trust" means The Weiss Fund.

         FURTHER RESOLVED, that the preceding resolutions shall constitute an Amendment to the Declaration of Trust, effective as of the date that the post-effective amendment to the Trust's Registration Statement applicable to the Fund described in the following resolution is filed with the Securities and Exchange Commission ("SEC"), and that the officers of the Trust be, and they hereby are, authorized to file such Amendment to the Declaration of Trust in the offices of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, I have signed this Amendment this 18th day of May, 1999.



                                       /S/ JOHN N. BREAZEALE
                                John N. Breazeale, as Trustee

The above signature is the true and correct signature of John N. Breazeale, Trustee of the Trust.



                                          /S/ SHARON A. PARKER
                                          Sharon A. Parker, Secretary
                                          Weiss Treasury Fund